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EXHIBIT 16

                   [LETTERHEAD OF WEINICK, SANDERS & CO. LLP]

                                                                    June 2, 1997

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  William Greenberg Jr. Desserts and Cafes, Inc. - Change in Accountants
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Gentlemen and Ladies:

        We have reviewed the Form 8-K filing of William Greenberg Jr. Desserts and Cafes, Inc. (Commission File Number 1-13984) ("Greenberg") of June 2, 1997. This letter is to confirm that we agree with the statements made by Greenberg in the Form 8-K filing of June 2, 1997 as to the termination of the client-auditor relationship between William Greenberg Jr. Desserts and Cafes, Inc. and Weinick, Sanders & Co. LLP.

Sincerely,

/s/ Weinick, Sanders & Co. LLP
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Weinick, Sanders & Co. LLP